EXHIBIT 5.1
January 31, 2006
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
     I am a senior corporate counsel to Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about February 1, 2006 in connection with the registration under the Securities Act of 1933, as amended, of 944,589,052 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), under the following plans and agreements (each, a “Plan”) which were assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of September 12, 2005, by and among Oracle Systems Corporation (formerly known as Oracle Corporation), Siebel Systems, Inc., the Company (formerly known as Ozark Holding Inc.), Ozark Merger Sub Inc., and Sierra Merger Sub Inc.: 594,624,624 Shares are issuable pursuant to the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan, 6,807,932 Shares are issuable pursuant to the Amended and Restated 1993 Directors’ Stock Plan, 206,708,982 Shares are issuable pursuant to the Oracle Corporation 1991 Long-Term Incentive Plan, as amended, 89,158,006 Shares are issuable pursuant to the Oracle Corporation Employee Stock Purchase Plan (1992), as amended and restated, and 47,289,508 Shares are issuable pursuant to outstanding options assumed in connection with certain acquisitions. The Registration Statement also registers $140,000,000 of obligations (the “Plan Obligations”) under the Company’s 1993 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), and 30,000,000 shares of the Common Stock of the Company under the Oracle Corporation 401(k) Savings and Investment Plan.
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares and the Plan Obligations. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable, and that the Plan Obligations, when subsequently issued and outstanding pursuant to the terms of the Deferred Compensation Plan, will be validly issued and duly authorized.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,
/s/ Christopher Ing